Exhibit 99.2

VANTAGE DRILLING ANNOUNCES EXPIRATION OF

CONSENT SOLICITATION AND RECEIPT OF REQUISITE CONSENTS

HOUSTON, TX — 03/30/2012 — Vantage Drilling Company (the “Company”) (NYSE Amex: VTG) announced today that its wholly owned subsidiary Offshore Group Investment Limited (the “Issuer”) had received, as of 5:00 p.m., New York City time, on March 30, 2012 (the “Expiration Date”), validly delivered consents from holders of approximately 99.78% in aggregate principal amount of its outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Notes”) in connection with its previously announced consent solicitation for such Notes (the “Consent Solicitation”).

Accordingly, the requisite consents to adopt the proposed amendments (the “Amendments”) to the indenture pursuant to which the Notes were issued (the “Indenture”) have been received, and a fourth supplemental indenture to effect the Amendments will be executed. The Amendments will permit the Issuer (i) to issue up to an additional $775,000,000 aggregate principal amount of Notes (the “Additional Notes”) under the Indenture, or substantially similar securities with different CUSIP numbers as the Notes, the proceeds of which would be used to (a) purchase from Valencia Drilling Corporation (“Valencia”), an affiliate of F3 Capital, the Company’s largest shareholder and its affiliate, all of the rights and obligations under the construction contract (the “Dragonquest Construction Contract”) with Daewoo Shipbuilding and Marine Engineering Co., Ltd. for the construction and delivery of the ultra-deepwater drillship known as the Dragonquest (collectively, the “Contract Rights”) pursuant to a Purchase Agreement dated March 20, 2012 (the “Purchase Agreement”) and the purchase of related equipment specified in the Purchase Agreement (collectively, the “Equipment” and the purchase of the Equipment together with the Contract Rights, the “Acquisition”), (b) fund the construction payments for the Dragonquest pursuant to the Dragonquest Construction Contract, (c) reimburse and pay for construction costs, expenses and other expenditures previously incurred, and to be incurred, in each case, on an arm’s length basis, in good faith and in the ordinary course of business by the Company or a subsidiary of the Company for the purpose of making the Dragonquest operational (the “Reimbursement Obligations”), (d) pay the Consent Fee (discussed below) and transaction fees and expenses in connection with the transactions contemplated hereby and (e) for general corporate purposes and (ii) to engage in the affiliate transactions represented by the Acquisition and to satisfy the Reimbursement Obligations. Pursuant to the Purchase Agreement, a portion of the purchase price for the Acquisition will be applied to the repayment of amounts owed by Valencia to Standard Chartered Bank pursuant to a bridge loan entered into in connection with financing the construction of the Dragonquest.

Subject to the terms and conditions of the Consent Solicitation, the Issuer expects to pay, on the closing date, a fee equal to $10 in cash for each $1,000 in principal amount of the Notes (the “Consent Fee”) to each holder of Notes that consented to the Amendments on or prior to the Expiration Date. The closing of the Consent Solicitation is conditioned on, among other things, the closing of the offering of the Additional Notes.

The Consent Solicitation is being made pursuant to a Consent Solicitation Statement, dated March 22, 2012, and a related Letter of Consent. Jefferies & Company, Inc. is serving as solicitation agent and i-Deal LLC is serving as information and tabulation agent in connection with the Consent Solicitation. Questions about the Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (US toll-free) or (203) 708-5831 (collect). Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement and/or Letter of Consent should be directed to i-Deal LLC at (212) 849-5000 (banks and brokers) or (888) 593-9546 (toll-free).

This press release is not an offer to sell the Additional Notes or any other securities and it is not soliciting an offer to buy the Additional Notes or any other securities. Neither the Company nor the Issuer has obtained any commitments to purchase, or entered into any agreements to sell, the Additional Notes. The Company cannot assure you that the issuance of the Additional Notes will occur. Any agreements to sell the Additional Notes will only be entered into after the Expiration Date.

About Vantage

Vantage Drilling Company, a Cayman Islands exempted company, is an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Its principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for its customers. It also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of drilling units, the Company is a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Its fleet of owned and managed drilling units is currently comprised of four jackup rigs in operation and two drillships, one of which is in operation and one of which is under construction. The Dragonquest drillship, to be acquired as described above, is expected to be delivered in April 2012, and the Tungsten Explorer drillship is expected to be delivered in the second quarter of 2013. The Company is also overseeing the construction of one additional drillship for a third party.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.